EXHIBIT 10.14

INFORMATION TECHNOLOGY & SOFTWARE DEVELOPMENT SERVICES AGREEMENT

This Information Technology & Software Services Agreement (“Agreement”) is made this 5th day of February 2018 (the “Effective Date”) between Forex Development Corporation, a Delaware Corporation, located at 1460 Broadway, New York, NY (“the Company”), and NSFX Ltd. with a principle office at 168 St Christopher Street, Valletta VLT 1467, MALTA (“Customer”), Registration Number: C/56519 MFSA License Number: IS/56519.

WHEREAS, the Company is engaged in the business of providing a full range of information technology and software development consulting services; and

WHEREAS, Customer desires to retain the Company to perform information technology services and functions; and

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties have agreed and do agree as follows:

AGREEMENT

1.	Contracted Services. This Agreement shall apply to the delivery of information technology services, support, and functions as further described in Statements of Work (SOW or Base Services) that may be proposed and approved by the parties. Any such approved SOW shall be incorporated herein by reference (the services and functions described in any SOW are hereafter referred to as the “Services”). If the scope of the Services is expanded, revised, or modified, for any SOW incorporated herein, the parties shall prepare and sign an amended or new SOW (or change order), which likewise shall be attached hereto and incorporated herein by reference. Absent the execution of a SOW, this Agreement does not, in and of itself, represent a commitment by Customer to receive any Services from the Company or pay the Company any fees.

2.	The Term of Agreement.

(a)	The term of this Agreement will commence on the Effective Date set forth above and will continue until terminated by either party as provided below (“Term”). If the SOW provides for a different Term, the SOW Term will control for that specific SOW only.

(b)	Either party shall have the option to terminate this Agreement, without cause, by providing ninety (90) days notice days’ notice of its intent to terminate the Agreement without cause, provided that the parties retain the right to agree to such shorter period of notice. If a SOW provides for a different termination notice period, the SOW termination clause will control for that specific SOWonly. This clause shall be without prejudice to clause 14 hereof.

(c)	If there is a continuing need for any Services identified in a SOW, after the expiration of this Agreement and Customer requests, in writing, to have the Company complete the Services, this Agreement will automatically renew for the period that it takes for the completion of such Services.

(d)	The Agreement can be terminated for cause, as defined in paragraph 14(a) herein, at any time provided the alleged breaching party is provided an opportunity to cure the alleged breach in the manner set forth in paragraph 14(a) below or a Permitted Delay, as defined in paragraph 14(d) herein, does not apply.

3.	Fees and Payment Terms.

(a)	In exchange for the Services performed by the Company, as set forth in any SOW, Customer agrees to compensate the Company at the rates identified in the fee schedule set forth in a SOW. Such rates are exclusive of any federal, state, or local sales or use taxes, or any other taxes or fees assessed on, or in connection with any of the Services rendered herein. Customer will pay all undisputed invoices within fifteen (15) days of receipt thereof.

(b)	In addition, Customer shall reimburse the Company its actual out-of-pocket expenses as reasonably incurred by the Company in connection with the performance of Services. Additional expenses for materials, services, training and hardware may only be incurred by the Company and charged to Customer if prior written approval from Customer has been obtained.

(c)	A late charge of one and one-half percent (1½%) per month, or the legal maximum if less, shall accrue on past due billings unless Customer notifies the Company of a billing dispute in writing prior to the payment due date. Customer shall be responsible for any costs incurred by the Company in the collection of unpaid invoices including, but not limited to, collection and filing costs and reasonable attorney’s fees of not less than fifteen percent (15%) of the outstanding balance due.

4.	Change Orders or Out of Scope Services. To the extent that Customer requires or requests additional services or services that exceed the Services set forth in any SOW incorporated herein, the Company will charge an additional fee for such other services or out of scope work. Fees for such other services or out of scope work will be set forth on a Change Authorization Order (CAO), which will also provide a description of the changed or additional service(s) being requested. Once a CAO is signed by both parties, it will be incorporated into the Agreement and have the same legal effect as the SOW that is incorporated into the Agreement.

5.	Ownership of Materials Related to Services. The Parties agree that any materials prepared and delivered by the Company, will result in Parties jointly owning all right, title to and interest in (i) all Systems as described in the SOW Schedule and (ii) all the added features and benefits made to the Systems as defined in the SOW Schedule. The Parties shall jointly own all inventions, IPs, copyrights and distribution rights conceived solely pursuant to the Research and Development Plan. Notwithstanding the foregoing, the parties recognize that performance of the Company hereunder will require the skills of the Company and, therefore, the Company shall retain the right to use, without fee and for any purpose, such “know-how”, ideas, techniques and concepts used or developed by the Company during performance of the services of this Agreement.

6.	Independent Contractor. The parties enter into this Agreement as independent contractors and nothing within this Agreement shall be construed to create a joint venture, partnership, agency, or other employment relationship between the parties other than as defined in Section 5, which defines Ownership of Materials Related to Services. All the Company employees who are assigned to perform services at any Customer owned or leased facility shall be an employee of the Company only and will not be considered an agent or employee of Customer for any purpose. The the Company will be solely responsible for payment of all compensation owed to its employees, including all applicable federal, state and local employment taxes and will make deductions for all taxes and withholdings required by law. In no event will any the Company employee be eligible for or entitled to any benefits to Customer.

7.	Confidential Information.

(a)	Customer understands and acknowledges that the Company may, from time to time, disclose “Confidential Information” to Customer. For purposes of this Agreement, the term “Confidential Information” shall include but not be limited to any nonpublic and/or proprietary information or materials relating to the Company’s promotional and/or marketing strategy and activity, the Company’s pricing information (including but not limited to rates, margins, and budgets), the Company’s financial and budget information, the Company’s customer lists, information about the education, background, experience, and/or skills possessed by the Company employees, the Company employee compensation information, the Company’s service and/or sales concepts, the Company’s service and/or sales methodology, the Company’s service and/or sales techniques, the Company’s customer satisfaction data or sales information, or any information which the Company marks or identifies as “confidential” at the time of disclosure or confirms in writing as confidential within a reasonable time (not to exceed thirty (30) days) after disclosure. Customer will not disclose the Company’s Confidential Information to any third party at any time without the prior written consent of the Company and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors, or consultants. Further, the Company’s Confidential Information shall include the terms set forth in this Agreement, all of which shall remain the property of the Company and shall in no event be transferred, conveyed, or assigned to Customer because of the services provided pursuant to this Agreement. The foregoing duty shall survive any termination or expiration of this Agreement.

(b)	The the Company also understands and acknowledges that Customer may, from time to time, disclose to the Company proprietary ideas, concepts, expertise, and technologies developed by Customer relating to computer application programming, installation, and operation (collectively “Customer’s Confidential Information”). Customer may further provide to the Company documentation, reports, memoranda, notes, drawings, plans, papers, recordings, data, designs, materials, or other forms of records or information relating to Customer’s business operations (collectively “Confidential Trade Information”). the Company agrees (i) not to use any Customer Confidential Information or Confidential Trade Information for its own use or for any purpose other than the specific purpose of completing the Services; (ii) not to voluntarily disclose any Customer Confidential Information or Confidential Trade Information to any other person or entity; and (iii) to take all reasonable measures to protect the secrecy of, and avoid disclosure or use of, Customer Confidential Information and/or Confidential Trade Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have such Customer Confidential Information and/or Confidential Trade Information. The foregoing duty shall survive any termination or expiration of this Agreement.

(c)	In no event shall Customer use the Company’s Confidential Information to reverse engineer or otherwise develop products or services functionally equivalent to the products or services of the Owner.

(d)	The following shall not be considered Confidential Information for purposes of this Agreement: (a) Information which is or becomes in the public domain through no fault or act of the receiving party; (b) Information which was independently developed by the receiving party without the use of or reliance on the disclosing party’s Confidential Information; (c) Information which was provided to the receiving party by a third party under no duty of confidentiality to the disclosing party; or (d) Information which is required to be disclosed by law with no further obligation of confidentiality, provided, however, prompt prior notice thereof shall be given to the party whose Confidential Information is involved.

(e)	The parties agree that the disclosure of any of the foregoing Confidential Information by either party shall give rise to irreparable injury to the owner of the Confidential Information, inadequately compensable in monetary damages. Accordingly, the no disclosing party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available.

8.	No solicitation of Employees. Customer will not, either directly or indirectly (except through the Company) solicit, hire, or contract with any the Company employee during the term of this Agreement and for a one (1) year period following termination thereof (hereafter the “No solicitation Term”). If Customer desires to hire any the Company employee during the Nonsolicitation Term directly, Customer must first seek the Company’s consent to hire the employee directly and to speak with the Company employee about the employment opportunity. If the Company grants Customer the option to employ a Company employee directly, and the Company employee accepts an offer of employment from Customer, the parties shall discuss issues related to the employee’s transition to Customer. The employee’s start date will be mutually agreed upon by Customer and the Company in writing. Provided the parties agree to the Company employee’s transition terms, Customer shall pay the Company a placement fee of no less than 20% of offered salary prior to the Company employee commencing work as an employee of Customer. Unless the parties agree otherwise, Customer shall not directly hire more than two the Company employees during the Non-Solicitation Term. If Customer hires the Company employee without first obtaining the consent of the Company, Customer shall pay the Company liquidated damage equal to 100% of the employee’s fair market salary, as determined by the Company in its sole discretion. This provision is considered a material term that allows for accelerated termination rights under paragraph 14 of this Agreement.

9.	Customer Responsibilities. In addition to any obligations and responsibilities described in the SOW or elsewhere in this Agreement, Customer shall have shared responsibility with the Company regarding the following:

(a)	To ensure that the necessary business and application knowledge is available and conveyed from the Customer’s existing support team to the Company’s support team.

(b)	Provide ready access to all appropriate computing platforms, documentation (e.g., program source, copybooks, tables, subroutines) and personnel (i.e., end users and technical representatives) necessary to fully understand the current business systems and environments throughout the life of the engagement.

(c)	Provide at its facility, office space and equipment for the Company’s on-site employees. Access will also be provided to the Customer’s source libraries, test systems, and test data.

(d)	Provide external communications capability and/or access to its work facility to enable the Company’s on- site project team to access the Customer’s information technology system for after hours or weekend Services as required.

(e)	Customer shall assign an employee or representative to be present at the work facility for any after hours or weekend Services provided by the Company. If Customer declines or fails to assign an employee or representative to be present during such hours, Customer waives all claims for any property damage or loss that occurs during such time that the Company’s employee(s) is on the Customer’s work facility.

(f)	Provide passwords and job numbers to the Company employees as needed.

10.	Warranty of Services. Any warranty offered by the Company for Services provided herein shall be set forth in the SOW. In the absence of any warranty language in the SOW, the Company warrants that all Services performed pursuant to this Agreement will be performed in accordance with the general standards and practices of the information technology industry in existence at the time the Services are being performed. IN THE EVENT THAT THERE IS NO WARRANTY SET FORTH IN THE SOW, THE FOREGOING EXPRESS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS EXPRESSED OR IMPLIED, ORAL OR WRITTEN, CONTRACTUAL OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE TO THE EXTENT APPLICABLE.

11.	Limitation of Liability. Customer agrees that the Company shall not be liable to Customer, or any third party, for (1) any liability claims, loss, damages or expense of any kind arising directly or indirectly out of services provided herein for (2) any incidental or consequential damages, however caused, and Customer agrees to indemnify and hold the Company harmless against such liabilities, claims, losses, damages (significant or otherwise) or expenses, or actions in respect thereof, asserted or brought against the Company by or in right of third parties or for (3) any punitive damages, provided that such claims, loss, damages or expenses are not the result of the fraud, willful default, misconduct and/or negligence of the Company or any of its employees, principals (partners, shareholders or holders of an ownership interest, as the case may be), agents, delegates and/or contractors. For purposes of this Agreement, incidental or consequential damages shall include, but not be limited to, loss of anticipated revenues, income, profits or savings; loss of or damage to business reputation or good will; loss of Customers; loss of business or financial opportunity; or any other indirect or special damages of any kind categorized as consequential or incidental damages under the law of the State of Pennsylvania. the Company’s liability for any damages hereunder shall in no event exceed the amount of fees paid by Customer to the Company as of the date the alleged damages were incurred.

12.	Indemnification. Each party shall indemnify, defend and hold harmless the other, its employees, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents, from and against any third party claims, demands, loss, damage or expense relating to bodily injury or death of any person or damage to real and/or tangible personal property directly caused solely by the negligence or willful conduct of the indemnifying party, its personnel or agents in connection with the performance of the Services hereunder. To the extent that such claim arises from the concurrent conduct of Customer, the Company and/or any third party, it is expressly agreed that the Company’s liability shall be limited by the terms and provisions of paragraph eleven herein and that, with respect to any remaining obligations to pay any third party claims, demands, losses, damages or expenses that are not limited by the terms and provisions of paragraph eleven (11) herein, each party’s obligations of indemnity under this paragraph shall be effective only to the extent of each party’s pro rata share of liability. To receive the foregoing indemnities, the party seeking indemnification must promptly notify the other in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party’s expense) and full authority to defend or settle the claim or suit. The indemnifying party shall have no obligation to indemnify the indemnified party under any settlement made without the indemnifying party’s written consent.

13.	Equal Opportunity Employer. the Company is an Equal Opportunity Employer and does not discriminate in recruitment, hiring, transfer, promotion, compensation, development, and termination of its employees based on race, color, sex, age, marital status, national origin, handicap, religious beliefs, veteran’s status or other protected category as required by applicable Federal, State and local laws. Customer likewise represents that it will not discriminate in the referral or acceptance of Consultants hereunder based on race, color, sex, age, marital status, national origin, handicap, religious beliefs, veteran’s status or other protected category as required by applicable federal, state and local laws.

14.	Termination.

(a)	Termination for Cause: If either party believes that the other party has failed in any material respect to performing its obligations under this Agreement (including any Exhibits or Amendments hereto), then that party may provide written a notice to the other party’s management representative describing the alleged failure in reasonable detail. If the alleged failure relates to an inability to pay any sum due and owing under this Agreement or if Customer makes an unauthorized solicitation of the Company employee under the provisions of paragraph eight (8) herein, the breaching party shall have ten (10) business days after notice of such failure to cure the breach. If the breaching party fails to cure within ten (10) business days, then the non-breaching party may immediately terminate this Agreement, in whole or in part, for cause by providing written a notice to the management representative of the breaching party. With respect to all other defaults, if the breaching party does not, within thirty (30) calendar days after receiving such written notice, either (a) cure the material failure or (b) if the breach is not one that can reasonably be cured within thirty (30) calendar days, then the non-breaching party may terminate this Agreement, in whole or in part, for cause by providing written notice to the management representative of the breaching party.

(b)	Termination for Bankruptcy: Either party shall have the immediate right to terminate this Agreement, by providing written notice to the other party, in the event that (i) the other party becomes insolvent, enters into receivership, is the subject of a voluntary or involuntary bankruptcy proceeding, or makes an assignment for the benefit of creditors; or (ii) a substantial part of the other party’s property becomes subject to any levy, seizure, assignment or sale for or by any creditor or government agency.

(c)	Payments Due: The termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable.

(d)	Permitted Delays: Each party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto in whole or in part, as a result of delays caused by the other party or an act of God, or other cause beyond its reasonable control and which it could not have prevented by reasonable precautions, including failures or fluctuations in electric power, heat, light, air conditioning or telecommunication equipment, and such nonperformance shall not be a default hereunder or a ground for termination hereof. the Company’s time of performance shall be enlarged, if and to the extent reasonably necessary, in the event: (i) that Customer fails to submit information, instructions, approvals, or any other required element in the prescribed form or in accordance with the agreed upon schedules; (ii) of a special request by Customer or any governmental agency authorized to regulate, supervise, or impact the Company’s normal processing schedule; (iii) that Customer fails to provide any equipment, software, premises or performance called for by this Agreement, and the same is necessary for the Company’s performance hereunder. the Company will notify Customer of the estimated impact on its processing schedule, if any.

(e)	Continuation of Services: The Company will continue to perform Services during the notice period unless otherwise mutually agreed upon by the parties in writing. If Customer provides the notice of termination and directs the Company not to perform the services through the notice period, Customer agrees to pay the Company an amount equal to the amount generally due to the Company for the notice period. Upon termination by either party, Customer will reimburse the Company for all services performed and charges and expenses reasonably incurred by the Company in connection with the services provided under this Agreement through the date of termination.

15.	Miscellaneous Clauses:

(a)	Non-Restrictive Relationship. the Company may provide the same or similar services to other customers and Customer may utilize other information technology service providers that are competitive with the Company.

(b)	Waiver. The rights and remedies provided to each of the parties herein shall be cumulative and in addition to any other rights and remedies provided by law or otherwise. Any failure in the exercise by either party of its right to terminate this Agreement or to enforce any provision of this Agreement for default or violation by the other party shall not prejudice such party’s rights of termination or enforcement for any further or other’s default or breach or be deemed a waiver or forfeiture of those rights.

(c)	Force Majeure. Neither party will be liable to the other for failure to perform its obligations hereunder if and to the extent that such failure to deliver results from causes beyond its control, including and without limitation: strikes, lockouts, or other industrial disturbances; civil disturbances; fires; acts of God; acts of a public enemy; compliance with any regulations, order, or requirement of any governmental body or agency; or inability to obtain transportation or necessary materials in the open market.

(d)	Notices. All notices required under or regarding this Agreement will be in writing and will be considered if delivered personally, mailed via registered or certified mail (return receipt requested and postage prepaid), given by facsimile (confirmed by certification of receipt) or sent by courier (confirmed by receipt) addressed to the following designated parties:

If to the Company:	If to Customer:
Forex Development Corporation	NSFX Ltd.
Attention: Mitchell M. Eaglstein	Attention: Eliav Kordova
1460 Broadway, NY, NY 10036	168 St Christopher Street,
Valletta VLT 1467, MALTA

(e)	Severability. If any term or provision of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement will not be affected.

(f)	Captions. The section headings in this Agreement are intended solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(g)	Entire Agreement. This Agreement and the SOW(s) and/or CAO(s) incorporated herein constitute the entire agreement between the parties and supersede any prior or contemporaneous communications, representations or agreements between the parties, whether oral or written, regarding the subject matter of this Agreement.

(h)	Amendments. This Agreement and the Exhibits may be amended only by an instrument in writing executed by the parties hereto. Any written work order submitted by Customer shall not amend the terms of this Agreement and will only be considered (1) a statement of the work to be performed; (2) set forth any deadlines or schedules; and (3) the additional fees to be charged, if any, for any out of scope work or services stated on the work order.

(i)	Applicable Law. This Agreement is made under and will be construed in accordance with the law of New York without giving effect to that state’s choice of law rules. The forum for any dispute or litigation arising out of this Agreement shall be in the Courts of New York, NY, USA of the Company’s Home County Court or in the Federal District Court for the Company’s Federal District Jurisdiction.

(j)	Successors and Third-Party Beneficiaries. This Agreement shall inure to the benefit of the Company and Customer and any successors or assigns of the Company and Customer. No third party shall have any rights hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

On behalf of the Company:	On behalf of the Customer:

/s/ Mitchell M. Eaglstein	/s/ Eliav Kordova
(Signature)	(Signature)

Name: Mitchell M. Eaglstein	Name: Eliav Kordova & Nicholas Bennett

Title: CEO	Title: CEO & Managing Director

STATEMENTS OF WORK SCHEDULE

I.	Fees and Payment Terms. The Customer shall pay a monthly fee of $9000 EUR at the beginning of the month and no later than fifteen (15) days of receipt of invoice, which is dated 1st of the month for the services rendered under Statements of Work (SOW or Base Services) below.

II.	SOW or Base Services. The existing SOW shall include the following:

1.	Facilitate transfer of knowledge and ownership of the project from legacy system to the Company technology and support team. This shall include but not limited to:
a.	All the Systems and methods from a business and client perspective and their relations to each other
b.	Underlying source code
c.	Repositories, wikis, task management systems
d.	Systems architecture – Servers, DBs, Hosting, etc.)

2.	Support shall include diagnosis of problems or performance deficiencies, issues and bugs of the Systems and (ii) a resolution of the problem or performance deficiencies of all systems.

III.	Amend SOW/New SOW/Change Order for Existing Product Development. The Company shall provide additional product and software development on the legacy system to add new features and benefits for an additional fee which shall be negotiated separately.

IV.	Development of Nexoin Project, a crypto currency exchange.